EMPLOYMENT AGREEMENT

  AGREEMENT, dated as of October 22, 1995, by and between PROFFITT'S, INC., a Tennessee corporation (the "Company"), and W.
THOMAS GOULD (the "Executive").

  WHEREAS, the Company, BALTIC MERGER CORPORATION ("Merger Sub"), and YOUNKERS, INC. ("Younkers"), a Delaware corporation, have entered into an Agreement and Plan of Merger, dated as of October 22, 1995 (the "Merger Agreement") providing for the merger of Merger Sub with and into Younkers;

  WHEREAS, the Company desires to employ, as of the Effective Time (as such term is defined in the Merger Agreement), the Executive as Vice Chairman of the Company, and as Chairman of Younkers, and the Executive desires to serve the Company in this role;

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I
                                 Employment

     Section 1.1.Position. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as Vice Chairman of the Company, subject to the direction of the Chief Executive Officer of the Company ("CEO"), on the terms and conditions set forth herein. In addition to its obligations under
Section 6.1(g) of the Merger Agreement, the Company agrees to appoint the Executive to both the Board of Directors of the Company and the Board of Directors of Younkers until their next annual meetings, and thereafter shall, subject to fiduciary concerns, utilize its best efforts to have Executive nominated for reelection to each of the Boards during his employment under this Agreement.

     Section 1.2.Duties. For the period the Executive is employed by the Company hereunder, the Executive shall devote his reasonable time and attention in advising the CEO with respect to matters relating to the transaction of the business of the Company as the CEO shall reasonably request. Notwithstanding the foregoing, the Executive may serve as a member of the Board of Directors and the Executive Committee of both (i) the National Retail Federation, and
(ii) Frederick Atkins, Inc. Additionally, the Executive may participate in other endeavors which in the determination of the Board of Directors of the Company (the "Board") do not unreasonably interfere with the business of the Company or the performance by Executive of his duties hereunder.

     Section 1.3.Term. The term of this Agreement and the effectiveness thereof will commence on the Effective Date and end on the fifth anniversary of the Effective Date (the "Term"). For purposes of this Agreement, the "Effective Date" shall be the date of the occurrence of the Effective Time of the Merger Agreement.

     Section 1.4.Working Facilities. The Executive shall be provided with such office facilities and services as are customary for and commensurate with his position at the Company and are appropriate for the performance of his duties, including without limitation, an Executive Assistant at the principal executive offices of the Company in Alcoa, Tennessee, and at any of the mutually agreed upon places of employment under Section 1.5.

     Section 1.5.Place of Performance. Executive's employment shall be primarily based at the principal executive offices of the Company in Alcoa, Tennessee, or at any other mutually agreed upon place of employment, or by telephone.

     Section 1.6.Non-competition; Unauthorized Disclosure.
           (a) Non-competition. During the period Executive is employed under this Agreement, and for a period of two (2) years thereafter, Executive:

                 (i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market, director, officer, employee or otherwise, in competition with (A) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (B) any business in which Company or any subsidiary or affiliate is substantially engaged at any time during the employment period;

                 (ii)  shall not solicit, in competition with
Company, any person who is a customer of the businesses conducted by Company at the date hereof or of any business in which Company is substantially engaged at any time during the term of this Agreement; and

                 (iii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate his or her employment relationship in order to enter into competitive employment.

           (b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of two years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive for Company, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

           (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 1.6:

                 (i)   the covenants contained in paragraph (i) and
(ii) of Section 1.6(a) shall apply within all the territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

                 (ii) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 1.6, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

                 (iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 1.6, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

            (iv) the covenants contained in this Section 1.6 shall survive the conclusion of Executive's employment by Company.

                            ARTICLE II
                           Compensation

     Section 2.1.Base Compensation. The Company shall pay to the Executive $750,000 per year, subject to periodic review for increases ("base compensation"), as consideration for: (a) the cancellation of the Severance Agreement entered into between the Executive and Younkers, Inc. dated January 8, 1995, (b) the cancellation of the Employment Agreement between the Executive and Younkers, Inc. dated April 7, 1995, (c) compensation for services rendered as an officer of Proffitt's, Inc. and (d) in consideration of the non-competition provisions in Section 1.6 of this Agreement, all as allocated on Exhibit A attached hereto as mutually agreed by the parties hereto. Additionally, the Company will grant to the Executive such options as provided in Section 2.3 of this Agreement as compensation and in consideration of items (c) and (d). Such $750,000 shall be paid pursuant to the Company's normal payroll practices for senior management of the Company.

     Section 2.2.Incentive Compensation. The Executive will be eligible to participate in the Company's bonus or similar incentive plans for senior management, on such terms and conditions as are established from time to time by the Compensation Committee of the Board; provided, however, that Executive's actual participation, as well as the extent of his participation, in such plans shall (as is the case with all other senior management) be determined by the Compensation Committee, in its sole discretion.

     Section 2.3.Stock Options. The Company shall grant on the Effective Date to the Executive an option to purchase 100,000 shares of the common stock of the Company (the "Option") under the Company's 1994 Long-Term Incentive Plan ("LTIP"), unless the Company and the Executive agree to an alternative arrangement to compensate the Executive. The exercise price of the Option shall be equal to the closing price at the end of the first business day coincident with or following the Effective Date (the "Grant Date").

Pursuant to the Company's policies for senior executives, the Option shall be exercisable on the Grant Date to the extent of 20% of the shares covered thereby; exercisable to the extent of an additional 20% of the shares covered thereby on and after the first anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the second anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the third anniversary of the Grant Date; and exercisable to the extent of any remaining shares on and after the fourth anniversary of the Grant Date; provided, however, that no portion of the Option shall be exercisable any earlier than six months from the Grant Date. If Executive's employment is terminated pursuant to this Agreement, then all portions of this Option shall become immediately exercisable.

     Section 2.4.Benefits and Perquisites. Executive shall participate in all employee pension and welfare benefit plans, programs, and arrangements, and shall receive all other fringe benefits as are from time to time made generally available to the senior management of the Company. The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policies with respect thereto established from time to time with respect to its senior management.

     Section 2.5.Expense Reimbursements. All travel and other expenses incurred by the Executive in connection with the performance of services hereunder shall be paid by the Company in accordance with the Company's then applicable customary expense reimbursement policy. If such expenses are paid in the first instance by the Executive, the Company will reimburse the Executive for all such expenses upon the Executive's presentation of an itemized account of such expenditures in a form acceptable to the Company.

     Section 2.6.Miscellaneous. The entire amount of base compensation hereunder shall be treated as base salary for purposes of any incentive plan under Section 2.2 or benefit plan under
Section 2.4. To the extent Executive owes any self-employment tax or state tax with respect to the payments under Section 2.1 or 2.2 which would not have been owed had such payments been treated as base salary, the Company shall reimburse Executive in an amount such that after payment by Executive of all taxes on such amounts Executive retains an amount of such reimbursement equal to the amount of such additional tax owed as a result of not treating the entire amount as base salary.

                                 ARTICLE III
                          Termination of Employment

     Section 3.1.Accrued Amounts. Either the Company or Executive may terminate the Executive's employment relationship before the expiration of the Term by providing the other party written notice at least thirty (30) calendar days prior to the date on which such termination is to be effective; provided, however, that the Company and the Executive agree not to provide such written notice for a period of one (1) year from the Effective Time. Following the termination of Executive's employment hereunder for any reason whatsoever, the Company shall pay Executive his unpaid base compensation accrued through the Date of Termination and any unpaid amounts owed to Executive pursuant to the terms and conditions of the employee pension and welfare benefit plans, programs, and arrangements of the Company at the time such payments are due. For purposes of this Agreement, "Date of Termination" shall mean the date of Executive's death or the date otherwise set forth on a notice of termination provided by one party hereof to the other (which shall be no earlier than 30 days following such notice).

     Section 3.2.Severance Amounts. If the Executive's employment terminates for any reason, other than by the Company upon conviction of the Executive of, or plea by the Executive of guilty or nolo contendere to, a felony involving moral turpitude with respect to the business of the Company, the Company shall, in addition to the payments under Section 3.1, for the duration of the balance of the Term, (a) continue to pay Executive (or his designated beneficiary) his base compensation (at the rate in effect on the day prior to the Executive's Date of Termination), payable at such intervals as such base compensation would ordinarily be paid, (b) continue to allow the Executive (or his designated beneficiary) to exercise his Option (and any subsequently granted options) to purchase common stock of the Company pursuant to the terms set forth in the LTIP, and (c) continue to provide medical and life insurance coverage in accordance with such Company's programs for similarly situated senior management (and their dependents) as it may exist from time to time. If the Executive's employment is terminated by his death, the Company shall direct that all amounts described in Section 3.1 and this Section 3.2 be paid to the Executive's designated beneficiaries, or to the executors, administrators or other legal representatives of the Executive (in such order of priority) as the Executive may have filed with the Company.

     Section 3.3.Gross-up Payments.
           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b)   All determinations required to be made under this
Section 3.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3.3, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved that the Executive is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date such amount would have been paid to Executive until the date of payment.

                                 ARTICLE IV
                                Miscellaneous

     Section 4.1.Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     Section 4.2.Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

     Section 4.3.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to Executive:
                 W. Thomas Gould
                 Younkers, Inc.
                 115 North Calderwood
                 Alcoa, Tennessee  37701-9388


     If to the Company:

                 Proffitt's, Inc.
                 3455 Highway 80 West
                 Jackson, Mississippi  39209
                 Attn: Brian J. Martin, Esquire

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Section 4.4.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     Section 4.5.Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without regard to its conflicts of law principles.

     Section 4.6.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Section 4.7.No Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this Agreement hereof by seeking other employment or otherwise, and no amount shall be subject to mitigation.

     Section 4.8.Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     Section 4.9.Reimbursement of Legal Fees and Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Chemical Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement of such fees and expenses through the date of payment thereof.

       Section 4.10.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including the Employment Agreement dated April 7, 1995, between Executive and Younkers, Inc. and the Severance Agreement dated January 8, 1995, between Executive and Younkers, Inc., is hereby terminated and cancelled.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       PROFFITT'S, INC.



                                       By:

                                          R. Brad Martin
                                          Chairman of the Board and
                                          and Chief Executive
                                          Officer
ATTEST:


By:
       James E. Glasscock
       Executive Vice President
         and Chief Financial Officer

                                       EXECUTIVE




                                       W. Thomas Gould